SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant
Check the appropriate box:
[_]  Preliminary Proxy Statement     [_] Confidential, For Use Of The Commission
                                         Only (as Permitted By Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.
                               7800 Woodley Avenue
                           Van Nuys, California 91406
                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 24, 2007

To the Shareholders of
SUPERIOR INDUSTRIES INTERNATIONAL, INC.:

     The Annual Meeting of Shareholders of SUPERIOR INDUSTRIES INTERNATIONAL, INC. will be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Thursday, May 24, 2007 at 10:00 A.M. Pacific Time for the following purposes:

     (1) To elect Sheldon I. Ausman, V. Bond Evans and Michael J. Joyce to Class II of the Board of Directors; and

     (2) To transact such other business, including one shareholder proposal, as may properly come before the meeting or any postponements or adjournments thereof.

     Only shareholders of record at the close of business on March 26, 2007 are entitled to notice of and to vote at the Annual Meeting. On any business day from May 14, 2007 until May 24, 2007, during ordinary business hours, shareholders may examine the list of shareholders for any proper purpose relevant to the Annual Meeting at the Company's executive offices at 7800 Woodley Avenue, Van Nuys, California 91406.

     You are urged to execute the enclosed proxy and return it in the accompanying envelope at your earliest convenience. Such action will not affect your right to vote in person should you choose to attend the Annual Meeting.

                                              By Order of the Board of Directors

                                              /s/ Robert A. Earnest

                                              Robert A. Earnest
                                              Secretary
Van Nuys, California
Dated: April 12, 2007

--------------------------------------------------------------------------------
WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE.
--------------------------------------------------------------------------------

                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.
                               7800 Woodley Avenue
                           Van Nuys, California 91406
                                ----------------

                                 PROXY STATEMENT
                                ----------------

                         ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 24, 2007


     This Proxy Statement is furnished to the shareholders of Superior Industries International, Inc., a California corporation ("Superior" or the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders to be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Thursday, May 24, 2007 at 10:00 A.M. Pacific Time and at all postponements and adjournments thereof (the "Annual Meeting"). The cost of such solicitation will be borne by Superior. The solicitation will be by mail, telephone, or oral communication with shareholders. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders forward copies of the Proxy Statement and other soliciting materials to persons for whom they hold shares of Superior common stock and request authority for the exercise of proxies. In such cases, the Company will reimburse such record holders for their reasonable expenses.

     The matters to be considered and voted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement.

     A proxy for use at the Annual Meeting is enclosed. A proxy, if properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained thereon. If the proxy is executed and returned without instruction, the proxy will be voted FOR the election as directors of the individuals named below and AGAINST the shareholder proposal, as recommended by the Board of Directors. If the proxy is not returned, your vote will not be counted. Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of Superior a written notice revoking it or a duly executed proxy bearing a later date, or, if the person executing the proxy is present at the meeting, by voting his or her shares in person.

     The approximate date on which Superior anticipates first sending this Proxy Statement and form of proxy to its shareholders is May 4, 2007. The address of the principal executive offices of the Company is 7800 Woodley Avenue, Van Nuys, California 91406.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

     There were issued and outstanding 26,610,191 shares of Superior's common stock, par value $0.50 per share (the "Common Stock"), on March 26, 2007, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting. Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of Superior as of the record date; votes may not be cumulated. To constitute a quorum for the transaction of business at the Annual Meeting, there must be present, in person or by proxy, a majority of the shares entitled to vote.

     The following table sets forth information known to Superior as of March 1, 2007 with respect to beneficial ownership of the Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by the Named Executive Officers (as defined in the "Compensation Discussion and Analysis" section of this Proxy Statement) and by all directors and executive officers of Superior as a group:



Name and Address (+) of Beneficial Owner              Amount Beneficially Owned        Percent Of Class
---------------------------------------------       -----------------------------      ---------------
Third Avenue Management LLC (1)                               5,625,222                    21.14%
  622 Third Avenue
  New York, NY 10017
Louis L. Borick                                               3,925,923 (3)(4)             12.85%
Donald Smith & Co., Inc. (1)                                  2,661,400                    10.00%
  152 West 57th Street, 22nd Floor
  New York, NY 10019
Dimensional Fund Advisors, Inc. (1)(2)                        2,202,281                     8.28%
  1299 Ocean Ave.
  Santa Monica, CA 90401
Sprucegrove Investment Management Ltd. (1)                    1,994,500                     7.50%
  181 Univeristy Ave., Ste. 1300
  Toronto, Ontario, Canada M5H 3M7
Met Investors Series Trust (1)                                1,857,826                     6.98%
  5 Park Plaza, Ste. 1900
  Irvine, CA 92614
Barclays Global Investors, NA. (1)                            1,760,963                     6.62%
  45 Fremont Street
  San Francisco, CA 94105
Juanita A. Borick                                             1,406,901                     5.29%
Steven J. Borick                                                720,692 (3)(4)              2.65%
James M. Ferguson                                                82,375 (3)(4)               *
Michael J. O'Rourke                                              84,391 (3)(4)               *
R. Jeffrey Ornstein                                              44,675 (3)(4)               *
Emil J. Fanelli                                                  27,625 (3)(4)               *
V. Bond Evans                                                    12,500 (3)                  *
Philip W. Colburn                                                13,430 (3)                  *
Sheldon I. Ausman                                                 8,500 (3)                  *
Michael J. Joyce                                                    900                      *
Margaret S. Dano                                                      0                      *
Francisco S. Uranga                                                   0                      *
Superior's Directors and Executive Officers                   5,139,770 (5)                18.25%
  As a Group (19 persons)


---------------------------
+ All persons have the Company's principal office as their address, except as indicated.

*    Less than 1%.

(1) Based on information provided by the shareholder in Schedule 13G filed with the Securities and Exchange Commission as of December 31, 2006.

(2) Disclaims beneficial ownership on Schedule 13G filed with the Securities and Exchange Commission as of December 31, 2006.

(3)  Includes 548,195,  424,149, 53,284, 53,284, 31,173, 18,795, 12,500, 12,500,
     and 8,500 shares for Messrs. S. Borick, L. Borick, Ferguson, O'Rourke, Ornstein, Fanelli, Evans, Colburn, and Ausman, respectively, of which they have the right to acquire beneficial ownership through the exercise within 60 days from March 1, 2007 of non-statutory stock options that have been previously granted.

(4)  Includes  38,806,  27,216,  27,216,  25,851,  12,577  and 8,025  shares for
     Messrs. S. Borick, O'Rourke, Ferguson, L. Borick, Ornstein and Fanelli, respectively, of which they have the right to acquire beneficial ownership through the exercise within 60 days from March 1, 2007 of incentive stock options that have been previously granted.

(5) Includes 1,551,001 shares of which the directors and executive officers have the right to acquire beneficial ownership through the exercise within 60 days from March 1, 2007 of stock options that have previously been granted. Excluding Mr. L. Borick, the directors and executive officers collectively and beneficially own 1,213,847 shares, or 4.38% of the class. Each of such directors and executive officers has sole investment and voting power over his shares.

     A copy of Superior's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission ("SEC"), will be furnished to any shareholder without charge on written request to Mr. R. Jeffrey Ornstein, Vice President & Chief Financial Officer, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     One of the purposes of the Annual Meeting is to elect three persons to Class II of the Board of Directors in accordance with the Company's Articles of Incorporation. Unless instructed to the contrary, the persons named in the accompanying proxy will vote the shares for the election of the nominees named herein to Class II of the Board of Directors as described below. Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxy holders in their discretion for another person if such a contingency should arise. The term of each person elected as a director will continue until the director's term has expired and until his or her successor is elected and qualified.

     The Company's Articles of Incorporation provides that its nine directors be divided into three classes. The term of office of those directors in Class II expires at the 2007 Annual Meeting of Shareholders; the term of office of those directors in Class III expires at the 2008 Annual Meeting of Shareholders; and the term of office of those directors in Class I expires at the 2009 Annual Meeting of Shareholders. Directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

Information Regarding Director Nominees

     Messrs. Ausman, Evans and Joyce are currently serving as directors in Class
II.  Messrs.  Ausman  and Evans  were  elected  at the 2004  Annual  Meeting  of
Shareholders and Mr. Joyce was appointed on May 13, 2005, each for a term of office expiring at the 2007 Annual Meeting of Shareholders. The Board of Directors recommended all the nominees for re-election. The name, age and principal business or occupation of each nominee and each of the other directors who will continue in office after the 2007 Annual Meeting, the year in which each first became a director of the Company, committee memberships, ownership of equity securities of the Company and other information are shown below in the brief description of each of the nominees and incumbent directors and in the tables elsewhere in this Proxy Statement.

     Each of the following persons is nominated for election to Class II of the Board of Directors (to serve a three-year term ending at the 2010 Annual Meeting of Shareholders and until their respective successors are elected and qualified).

Vote Required and Board Recommendation

     The three persons receiving the largest number of affirmative votes shall be elected as Class II directors. Under California law, since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the Annual Meeting. However, the shares subject to such abstentions or non-votes will be counted in determining whether there is a quorum for taking shareholder action under California law and the Company's Articles of Incorporation and Bylaws.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING NOMINEES:

Sheldon I. Ausman

     For 34 years until his retirement, Mr. Ausman was with the international firm of Arthur Andersen, accountants and auditors. He retired as the Managing Partner of the Southern California, Honolulu and Las Vegas offices. He also served as a member of the firm's Board of Partners and various other committees. Prior to reaching retirement age, Mr. Ausman served on the Board of Northern Trust Bank of California and was a director of Allen Telecom, a New York Stock Exchange listed manufacturer of wireless equipment to the telecommunications industry, prior to its merger with Andrew Corporation in July 2003. He currently is the Director of Client Services for Gumbiner Savett, Inc., a regional public accounting firm. In addition, he is a director of several nonprofit and privately owned companies. Mr. Ausman chairs the Audit Committee and serves on the Compensation and Benefits, Nominating and Corporate Governance and Strategy and Long Range Planning Committees of the Board of Directors of the Company.

V. Bond Evans

     Mr. Evans has over 35 years of domestic and international experience in engineering, manufacturing and general management disciplines, primarily in the aluminum industry. He graduated from General Motors Institute of Technology and Management and began his career with General Motors Diesel Ltd. Canada. In 1960, he joined Kawneer Company Canada Limited. He became President with responsibility for Canadian and European operations in 1968. He was named President of the parent company in 1970 with responsibility for worldwide operations. Following the acquisition of Kawneer, Inc. by Alumax, Inc., a New York Stock Exchange listed company, he held a succession of upper management positions in Alumax, becoming President and Chief Executive Officer of the company in 1991. During his career Mr. Evans served as a Director and Committee Chairman of the Aluminum Association and the International Primary Aluminum Institute. Mr. Evans chairs the Compensation and Benefits Committee and serves on the Nominating and Corporate Governance and Strategy and Long Range Planning Committees of the Board of Directors of the Company.

Michael J. Joyce

     Mr. Joyce has more than 30 years of experience in automotive and automotive related industries. Prior to his retirement, Mr. Joyce was President, CEO and a principal owner of Pacific Baja Light Metals, Inc, a manufacturer of aluminum wheels and other machined aluminum castings for the automotive industry. Pacific Baja has manufacturing facilities in the United States and Mexico. From 1983 to 1990, Mr. Joyce was Group President of the Aluminum Wheel Group of the Kelsey-Hayes Company. From 1971 to 1983, Mr. Joyce held various management positions with Rockwell International, the last as Vice President and General Manager of its Western Wheel Division, a manufacturer of aluminum wheels. Mr. Joyce holds a degree in physics from Kent State University and an MBA from Ohio State University. Mr. Joyce chairs the Strategy and Long Range Planning
Committee and serves on the Compensation and Benefits and Nominating and Corporate Governance Committees of the Board of Directors of the Company.

Selection of Nominees for Director

     It is the policy of the Board, as set forth in the Company's Corporate Governance Guidelines, to select director nominees who possess personal and professional integrity, sound business judgment, a willingness to devote the requisite time and energies to their duties as director, and relevant experience and skills to be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company's shareholders. Board members are evaluated and selected based on their individual merit as well as in the context of the needs of the Board as a whole.

     The Nominating and Corporate Governance Committee is responsible for identifying, reviewing, and recommending for the Board's selection qualified individuals to be nominated for election or reelection to the Board, consistent with the criteria set forth in the Company's Corporate Governance Guidelines. The Nominating and Corporate Governance Committee, in conducting such evaluation, may also take into account such other factors as it deems relevant. Prior to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee considers and reviews the existing director's Board and committee meeting attendance and performance, length of Board service, independence, as well as the experience, skills and contributions that the existing director brings to the Board. Further, the Nominating and Corporate Governance Committee receives disclosures relating to a director's independence and assists the Board in making determinations as to the independence of the directors. The Nominating and Corporate Governance Committee also conducts an annual review of the composition and structure of the Board as a whole.

     From time to time, the Nominating and Corporate Governance Committee may engage outside search firms to assist it in identifying and contacting qualified director candidates.

     Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director at a meeting by providing written notice of such shareholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than 120 days in advance of an annual meeting of shareholders, and with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. A shareholder notice must contain the following information: the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; a representation that the shareholder is a holder of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and the consent of each nominee to serve as a director of the corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures, which nomination shall be void.

     The Nominating and Corporate Governance Committee recommended the directors nominated by the Board for election at the Annual Meeting, with the nominees abstaining. The Board has determined that Messrs. Ausman, Evans and Joyce are independent directors as defined by the Corporate Governance Rules of the New York Stock Exchange.

     The Company's policies and procedures regarding the selection of director nominees are described in detail in the Company's Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, which
are        available       on       the        Company's        website       at
http://www.supind.com/investor/contact.aspx. In addition, printed copies of such Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter are available upon written request to the Company's Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

Incumbent Directors

     Directors in the other two classes of directors whose terms are not currently expiring are as follows:

Class III -- serving  until the 2008 Annual  Meeting of  Shareholders  and until their respective successors are elected and qualified:

Louis L. Borick

     Mr. L. Borick currently serves as Chairman of the Board of Directors. He has been Chairman of Superior's Board of Directors since founding the Company in 1957, and has been responsible for the formation of the overall corporate policy of the Company and its subsidiaries. Mr. L. Borick also served as President until January 1, 2003, and Chief Executive Officer of the Company until January 1, 2005, at which time, his son, Steven J. Borick, who also serves on Superior's Board of Directors, became the Chief Executive Officer of Superior.

Steven J. Borick

     Mr. S. Borick, who is a son of Louis L. Borick, was appointed President effective January 1, 2003, and was appointed Chief Executive Officer, effective January 1, 2005. He joined the Company in January 1999, after serving on Superior's Board for 18 years, and was appointed Vice President, Strategic Planning on March 19, 1999, and Executive Vice President on January 1, 2000. Prior to joining Superior, he was engaged in the oil exploration business for over 20 years in his capacity as President of Texakota, Inc. and general partner of Texakota Oil Co. Mr. S. Borick also serves on the Board of Directors of M.D.C. Holdings, Inc., a New York Stock Exchange listed company.

Francisco S. Uranga

     Mr.  Uranga is  currently  Corporate  Vice  President  and  Chief  Business
Operations Officer for Latin America at Taiwan-based Foxconn, the largest electronic manufacturing services company in the world, where he is responsible for government relations, regulations, incentives, tax and duties, legal, customs, immigration, and land and construction issues. From 1998 to 2004, he served as Secretary of Industrial Development for the state government of Chihuahua, Mexico. Previously, Mr. Uranga was Deputy Chief of Staff and then Chief of Staff for Mexican Commerce and Trade Secretary Herminio Blanco, where he actively participated in implementing NAFTA and in negotiating key agreements with the Mexican government as part of the country's trade liberalization. Earlier, Mr. Uranga was Sales and Marketing Manager for American Industries International Corporation. He earned a B.A. in Business Administration from the University of Texas at El Paso and a Diploma in English as a Second Language from Brigham Young University. Mr. Uranga was appointed to the Board of Directors of Superior, effective January 1, 2007, and now serves on the Nominating and Corporate Governance Committee of the Board of Directors of the Company.

Class I -- serving until the 2009 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

Philip W. Colburn

     Mr. Colburn has more than 40 years experience in the automotive industry. Prior to the merger with Andrew Corporation in July 2003, he was the Chairman of Allen Telecom, Inc., a New York Stock Exchange listed manufacturer of wireless equipment to the global telecommunications industry. He held this position since March 1988 and was CEO of the company from 1988 to 1993. He is currently a director of Proliance International, Inc. Mr. Colburn chairs the Nominating and Corporate Governance Committee and serves on the Audit, Strategy and Long Range Planning and Compensation and Benefits Committees of the Board of Directors of the Company.

Margaret S. Dano

     Ms. Dano has served as a director of Fleetwood Enterprises, Inc., since September 2000, currently serving on both the Audit Committee and the Governance and Nominating Committee. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International Inc., from June 2002 until her retirement from that position in 2005. From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell. She was Vice President, Supply Chain, Office Products of Avery Dennison Corporation from January 1999 to April 2002, and was Avery Dennison's Vice President, Corporate Manufacturing and Engineering from 1997 to 1999. Previously, she was Vice President, Operations Accessories, North America, of Black & Decker Corporation, and she served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation for a five-year period in the early 1990s. Ms. Dano received a BSME in mechanical-electrical engineering from the General Motors Institute. Ms. Dano was appointed to the Board of Directors of Superior, effective January 1, 2007, and now serves on the Audit and Nominating and Corporate Governance Committees of the Board of Directors of the Company.

R. Jeffrey Ornstein

     Mr. Ornstein, a certified public accountant, joined the Company in June 1984 as Vice President, Finance and Treasurer. He became Vice President and Chief Financial Officer in 1995.


     The names of, and certain information with respect to, the nominees and the incumbent directors are as follows:

                                                                                                First
                                                                                              Elected or
                                                                                               Appointed
       Name              Age                      Principal Occupation                       as a Director
       ----              ---                      --------------------                       -------------

Nominees

  Sheldon I. Ausman       73    Director of Client Services, Gumbiner Savett, Inc.               1992
  V. Bond Evans           72    Retired President and Chief Executive Officer, Alumax,           1994
                                Inc.
  Michael J. Joyce        64    Retired  President  and CEO,  Pacific Baja Light Metals,         2005
                                Inc.
Incumbents

  Louis L. Borick         83    Chairman of the Board                                            1957
  Steven J. Borick        54    President and Chief Executive Officer                            1981
  Philip W. Colburn       78    Retired Chairman, Allen Telecom, Inc.                            1991
  Margaret S. Dano        47    Retired Vice President, Worldwide Operations of Garrett          2007
                                Engine Boosting Systems, a division of Honeywell
                                International Inc.

                                      -7-


  R. Jeffrey Ornstein     64    Vice President and Chief Financial Officer                       1991
  Francisco S. Uranga     43    Corporate Vice President and Chief Business Operations           2007
                                Officer for Latin America, Foxconn

Committees and Meetings of the Board of Directors

     The Board of Directors of the Company held one special meeting and four regularly scheduled meetings in 2006. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served. Although the Company has no formal policy with regard to Board members' attendance at its annual meeting of shareholders, it is customary for the Company's directors to attend. All of the Company's directors, except Mr. L. Borick, attended the Company's 2006 Annual Meeting of Shareholders. In addition to meeting as a group to review the Company's business, certain members of the Board of Directors also devote their time and talents to certain standing committees. Significant committees of the Board of Directors of the Company and the respective members are set forth below.

     The Audit Committee's functions include direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged to audit the Company's financial statements or to perform other audit, review or attestation services for the Company; discussing with the independent auditors their independence; review and discussing with the Company's independent auditors and management the Company's audited financial statements; and recommending to the Company's Board of Directors whether the Company's audited financial statements should be included in the Company's Annual Report on Form 10-K for the previous fiscal year for filing with the SEC. The Audit Committee is composed of Sheldon I. Ausman (Committee Chair), Philip W. Colburn and Margaret S. Dano. Messrs. Ausman and Colburn and Madam Dano are independent as that term is defined in Section 303A.02 of the New York Stock Exchange's Corporate Governance Rules and Rule 10A-3(b)(ii) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has determined that Mr. Ausman is an "audit committee financial expert" as defined by SEC rules based upon, among other things, his accounting background and experience. The Audit Committee met six times in 2006. See "Audit Committee Report" located below in this Proxy Statement.

     The Nominating and Corporate Governance Committee's functions include assisting the Board in identifying qualified individuals to become directors, recommending to the Board qualified director nominees for election at the shareholders' annual meeting, determining membership on the Board committees, recommending a set of Corporate Governance Guidelines and oversight of annual self-evaluations by the Board. The Nominating and Corporate Governance Committee is composed of Philip W. Colburn (Committee Chair), Sheldon I. Ausman, Margaret
S. Dano, V. Bond Evans, Michael J. Joyce and Francisco S. Uranga. Madam Dano and Messrs. Ausman, Colburn, Evans, Joyce and Uranga are independent as that term is defined in Section 303A.02 of the New York Stock Exchange's Corporate Governance Rules. The Nominating and Corporate Governance Committee met five times in 2006.

     The Compensation and Benefits Committee's functions include review and approval of non-stock compensation for the Company's officers and key employees, and administration of the Company's Equity Incentive Plan. The committee consists of V. Bonds Evans (Committee Chair), Sheldon I. Ausman, Philip W. Colburn and Michael J. Joyce. As indicated above, Messrs. Ausman, Colburn, Evans and Joyce are independent as that term is defined in Section 303A.02 of the New York Stock Exchange's Corporate Governance Rules. The Compensation and Benefits Committee met twice during 2006. See "Compensation Discussion and Analysis" located below in this Proxy Statement.

     The Strategy and Long Range Planning Committee's functions include review of the Company's long-term strategic financial objectives and the methods to accomplish them. The committee consists of Michael J. Joyce (Committee Chair), Sheldon I. Ausman, Philip W. Colburn and V. Bonds Evans. The Long Range Financial Planning Committee met once during 2006.

     The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation and Benefits Committee, the Nominating and Corporate Governance Committee and the Strategy and Long Range Planning Committee, which are available on the Company's website at www.supind.com. Printed copies of these documents are also available upon written request to the Company's Secretary, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

Non-Management Executive Sessions

     Non-management directors meet at least annually, and generally after regularly scheduled meetings of the Board of Directors. Mr. Colburn chairs these sessions.

Communications with Directors

     Shareholders and interested parties wishing to communicate directly with the Board of Directors, the Chairman of the Board, the Chair of any committee, or the non-management directors as a group about matters of general interest to shareholders are welcome to do so by writing the Company's Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406. The Secretary will forward these communications as directed. Before submitting shareholder proposals, the Company strongly encourages shareholders to commence a dialogue with the Company, as the Company may be able to informally address the shareholder's concerns without incurring the expense of a shareholder vote.

Corporate Governance Guidelines

     The Board believes in sound corporate governance practices and has adopted formal Corporate Governance Guidelines to enhance its effectiveness. Our Board has adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to fulfill its role of management oversight and monitoring in the interest and for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices our Board will follow with respect to, among other areas, director qualification and independence, board and committee meetings, involvement of and access to management, and Chief Executive Officer performance evaluation and succession planning (see "Selection of Nominees for Director" located above in this Proxy Statement with respect to where you can obtain a copy of the Corporate Governance Guidelines).

Code of Business Conduct and Ethics

     The Company has adopted a Code of Business Conduct and Ethics, a code of ethics that applies to all of the Company's directors, officers and employees, including the Company's Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Business Conduct and Ethics is publicly available on the Company's website at www.supind.com and in print upon written request to the Company's Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406. Any amendments to the Code of Business Conduct and Ethics or grant of any waiver from a provision of the code to any director or officer will be disclosed on the Company's website within five days of a vote of the Board of Directors or a designated board committee that such an amendment or waiver is appropriate, and shall otherwise be disclosed as required by applicable law or New York Stock Exchange rules.

Compensation of Directors

     During 2006, all non-employee directors of the Company were each compensated $25,000 for services as directors and $1,000 for each Board meeting attended. In addition, they receive $1,000 for each committee meeting attended or $1,500 for each committee meeting chaired. Management members of the Board of Directors are not compensated for their service as directors. Effective January 1, 2007, certain director compensation is increased for the first time since 2000. All non-employee directors of the Company will be compensated $36,000 annually for services as directors and will continue to receive $1,000 for each Board meeting attended. Additionally non-employee directors of the Company will receive $2,000 for attending a committee meeting and $2,500 for chairing a meeting.

     The Company typically enters into Salary Continuation Agreements with its directors, which provide for Superior to pay to the individual, upon ceasing to serve as a director of the Company for any reason, after having reached specified vesting dates (not payable until age 65), or in the event of death while serving as a director of the Company prior to separation from service, a monthly benefit up to 30% of the individual's final average compensation over the preceding 36 months. Such payments are to continue through the later of 10 years or, if subsequent to retirement, the individual's death. Final average compensation only includes directors' fees for non-employee directors.

     The Compensation and Benefits Committee establishes the annual compensation of the Company's Chairman of the Board. On January 1, 2005, Superior entered into a Services Agreement with Mr. Louis L. Borick as Chairman of the Board, following the termination of his services as CEO under his 1994 Employment Agreement. The Services Agreement provided annual compensation of $300,000, use of a company automobile, medical and dental benefits, and life insurance under a split dollar arrangement for a face value of $2,500,000. However, as a result of the Sarbanes-Oxley Act, the Company has decided not to pay such premiums, but rather to reimburse Mr. L. Borick for his payment of the premiums. Effective March 1, 2007, Mr. L. Borick's Services Agreement was amended to change his annual compensation from $300,000 to the same compensation plan applicable to all non-employee directors.

     Effective January 1, 2005, Mr. L. Borick also began receiving, per the terms of his 1994 Employment Agreement, one-twelfth of his annual base compensation as of December 31, 2004, during each of the ensuing 60 months and one-half such amount during each of the 120 months following. Mr. L. Borick's annual base compensation on December 31, 2004 was $1 million.

     Non-employee directors also participate in the Company's Equity Incentive Plan, which is described below in the "Long-Term Equity Incentive Compensation" section of the "Compensation Discussion and Analysis." Please refer to Table 7 - Director Compensation of the "Compensation Discussion and Analysis" for a summary of director compensation.

Transactions with Related Persons

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

     The Audit Committee, pursuant to the Audit Committee Charter approved by our Board, has oversight for reviewing material transactions, contracts and agreements, including related person transactions. The Audit Committee Charter requires that management of Superior inform the Audit Committee of all related person transactions. In addition, our Code of Business Conduct and Ethics requires our directors, officers and employees to report actual or potential conflicts of interest. Directors and officers are required to report such information to the Chairman of the Nominating and Corporate Governance Committee.

     Our Board and the Nominating and Corporate Governance Committee review annually any related person transaction involving a director in determining the independence of our directors pursuant to our Corporate Governance Guidelines, SEC rules and the NYSE listing standards.

Related Person Transactions

     There were no new related person transactions since the beginning of Superior's last fiscal year. The Company is a party to two real property leases with related persons that were previously in effect. Based upon independent appraisals, the Company believes these related party transactions were fair to the Company and could have been obtained on similar terms from an unaffiliated third party.

     Superior's main office and manufacturing facilities located at 7800 Woodley Avenue, Van Nuys, California, are subleased from the Louis L. Borick Trust and the Juanita A. Borick Management Trust. The trusts are respectively controlled by Mr. L. Borick, who is a director and Chairman of the Board of the Company, and Juanita A. Borick, who is Mr. L. Borick's former spouse. One of the two buildings on the property is a casting plant containing approximately 85,000 square feet and the other is a combined office, manufacturing and warehouse structure. The offices comprise approximately 24,000 square feet and the manufacturing and warehouse area 236,000 square feet. During fiscal 2006, Superior paid $1,501,416 in rentals under the lease. The increase in rentals is attributable to the pending settlement of a rent dispute among the owner of the property, the lessors and the Company as sublessee.

     Superior leases the warehouse and office facilities at 14721 Keswick Street, Van Nuys, California from Keswick Properties, owned jointly by Steven J. Borick, who is a director and officer of the Company, and two other of Mr. L. Borick's children. During fiscal 2006, Superior paid Keswick Properties $292,000 in rentals under the lease. The Company has vacated this property and will return it to the lessor in early 2007.

                                   PROPOSAL 2
                              SHAREHOLDER PROPOSAL

     A shareholder has informed the Company that it intends to present the proposal below at the Annual Meeting. The Company will provide its shareholders with the proponent's name and address and the number of shares of Company Common Stock held by the proponent promptly upon receipt of an oral or written request.

                Director Election Majority Vote Standard Proposal

     The shareholder proposal and supporting statement are quoted verbatim below:

     Resolved: That the shareholders of Superior Industries International, Inc. ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

     Supporting Statement: In order to provide shareholders a meaningful role in director elections, our company's director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from the nominee.

     In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannett, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more "withhold" votes than "for" votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

     We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

               Company Response to Shareholder Proposal Regarding
                         Method of Voting for Directors

     WHAT IS THE RECOMMENDATION OF THE COMPANY? THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.
     -------

     WHY DOES THE COMPANY OPPOSE THIS PROPOSAL? The Company believes that this proposal is not in the best interest of the shareholders for several reasons:

     o The proposal cannot be implemented under California law. The proposal calls for directors in uncontested elections to be elected by a "majority of votes cast," but California law permits only a plurality voting standard, which the Company uses and is explained below, or a new alternative for 2007 known as the "approval of the shareholders" standard. Approving the proposal would create unnecessary legal and corporate governance uncertainty for the Company.

     o After the Company notified the shareholder of the incompatibility of the proposal with California law, the shareholder submitted offers to amend its proposal, if such amendment removed the Company's concerns about the incompatibility of the proposal with California law. The shareholder claimed the offer was unnecessary, but offered to add to the proposal the words "in a manner consistent with California law, including Section 708 and 708.5." The Company rejected this offer because it did not remove the Company's concerns regarding the legal incompatibility of the proposal and California law and may exacerbate them. Specifically, the proposal states that a director who receives a majority of votes cast "shall be" elected. The requirement is plainly inconsistent with Section 708.5, which requires that an additional test be met to elect a director, as described below. Therefore, the Company could not meet the "shall be" elected requirement of the proposal and comply with Section 708.5, which has additional requirements. Adding the offered words only would serve to further confuse the Company's legal obligations to seat directors by asking it to comply with two mutually exclusive standards.

     o Even if the proposal sought the permissible "approval of the shareholders" standard, this standard differs significantly from the "majority of votes cast" standard. Under the new "approval of the shareholders" standard, the director must receive an absolute minimum
                                                                ----------------
          number of affirmative  votes. That minimum number is a majority of the
          ----------------------------
          required quorum for the meeting. This test is unusual in corporate elections. Applying this test would mean that even if there are no "withheld" votes with respect to a director, that director might fail to be elected if he or she does not receive an absolute minimum number of affirmative votes.

     o The New York Stock Exchange is proposing to eliminate discretionary voting by brokers for directors. The Company believes that this would make it even more difficult to obtain the absolute minimum number of affirmative votes under the "approval of the shareholders" standard. Thus, that standard would likely be particularly burdensome for California-incorporated companies that are listed on the New York Stock Exchange, like our Company.

     o An additional disadvantage to adopting the "approval of the shareholders" standard is that by doing so, the Company will also be required to terminate the directorship within 90 days of all directors who fail to be elected under that voting standard, regardless of whether a successor has been qualified, nominated and appointed and regardless of whether it is in the best interests of the Company and its shareholders. The shareholder proposal, in its supporting statement, states that it seeks to reserve for the board "an important post-election role in determining the continued status of an unelected director". However, adopting the "approval of the shareholders" standard and its related 90-day mandatory termination provision would deny the board any role in formulating a post-election role after 90 days, and would put the Company at risk of being unable to fill board vacancies timely.

     o The "approval of the shareholders" standard for director elections comes from a new California law that is untested and a former California Commissioner of Corporations has publicly warned that the new law has serious drawbacks that could jeopardize shareholder interests. The Company does not believe it is prudent to experiment with director elections under California's new and untested law.

     o In January 2006, the American Bar Association recommended that plurality voting continue to be the standard used in director elections. There is little evidence of a need to change the current voting standard in the Company's case. Concerns that directors will be elected with one vote are unfounded where our directors have been elected by high margins and few withheld votes, as discussed below.

     HOW ARE THE COMPANY'S DIRECTORS CURRENTLY ELECTED? The Company is a California corporation and, as a result, has adopted a voting standard for the election of directors that complies with California law and that we believe is the generally accepted standard for director elections. In their 2006 director elections, Apple Computer, Inc., Cisco Systems, Inc. and Broadcom Corporation, major California-incorporated public companies, all used the same plurality voting standard as the Company uses. The Company's voting standard provides that directors are elected by a plurality of votes cast. For the Company, this means that the nominees for director receiving the highest number of "For" votes cast at the Company's annual meeting are elected as directors to fill the number of open positions on the Board. This approach is time-tested and well supported. Last year, all three of the nominated directors were elected with an average in excess of 90% of the votes cast. Thus, the Company believes there is no need to expend additional Company funds and resources on this proposal.

Vote Required and Board Recommendation

     The affirmative vote of a majority of shares of Common Stock represented and voting at the Annual Meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum, shall be required to approve this proposal. Shares of Common Stock that are voted "FOR", "AGAINST" or "ABSTAIN" on the proposal are treated as being present at the Annual Meeting for purposes of establishing the quorum, but only shares of Common Stock voted "FOR" or "AGAINST" are treated as shares of Common Stock "represented and voting" at the Annual Meeting with respect to the proposal. Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number "represented and voting" with respect to the proposal.

                   THE SUPERIOR BOARD OF DIRECTORS UNANIMOUSLY
                 RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.
                                          -------

                      COMPENSATION DISCUSSION AND ANALYSIS

Introduction

     This Compensation Discussion and Analysis ("CD&A") describes the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, as named in the tables below at "Executive Compensation Tables." We refer to all of these officers as "Named Executive Officers." Although the compensation programs discussed below are applicable to Named Executive Officers and other executives of the Company, this CD&A focuses exclusively on the Named Executive Officers. With respect to the 2006 fiscal year, the following CD&A identifies the Company's current compensation philosophy and objectives and describes the various methodologies, policies and practices for establishing and administering the compensation programs of the Named Executive Officers.

Compensation Philosophy and Objectives

     Our executive compensation programs are designed to retain and motivate experienced and qualified executive talent. They are designed to reward the achievement of annual and long-term strategic goals, with the ultimate objective of creating shareholder value. This results in a significant portion of the compensation paid to the Named Executive Officers being tied to the financial performance of the Company and the future value of our common stock. However, the Company also recognizes that it must have the ability to successfully compete for exceptional executives. Therefore, in addition to being strategically focused, it is essential to the Company that it provides compensation that is competitive as compared to similar positions of comparable companies. Accordingly, with respect to the Named Executive Officers, the Company's executive compensation programs are designed to provide:

     o Levels of base compensation that are competitive geographically and with comparable companies;
     o Annual incentive compensation that varies in a consistent manner with the achievement of individual performance objectives and financial results of the Company;
     o Long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals; and
     o Executive benefits that are meaningful and competitive with comparable companies.

In designing and administering the compensation programs of the Named Executive Officers, the Compensation and Benefits Committee (the "Committee") of the Board of Directors of the Company attempts to strike an appropriate balance among these elements, each of which is discussed in more detail below. The Committee considers the pay practices of comparable companies to determine the appropriate pay mix and compensation levels, as well as specific short- and long-term strategic objectives of the Company. The following section describes the various methodologies of the Committee in its design, administration and oversight of the compensation programs of the Named Executive Officers.

Methodology for Establishing Compensation

     The Committee is responsible for establishing, evaluating and overseeing all of the Company's executive compensation plans, policies and programs. As set forth in its charter, the Committee establishes the annual compensation of the Company's Chairman and the Company's Chief Executive Officer ("CEO"). Further, it reviews the compensation policy for the Company's other executive officers and makes recommendations to the Board of Directors. The Committee has the authority to retain the services of outside advisors and experts to assist it in fulfilling its responsibilities.

     The Committee is comprised solely of non-management members of the Board of Directors. As determined by the annual review of any and all relationships that each director may have with the Company, the Board of Directors has determined that none of the Committee members have any business relationship with the Company. No member of the Committee was an officer or employee or former officer or employee of the Company or its subsidiaries and no member has any interlocking relationships with the Company that are subject to disclosure under the rules of the SEC relating to compensation committees. The Committee's charter requires a minimum of three directors. Each member of the Committee meets the independence requirements as promulgated by the New York Stock Exchange. The Committee meets as necessary or desirable and met twice in fiscal year 2006. The Committee may take action as appropriate through the use of unanimous written consents.

Setting Executive Compensation

     The Committee is responsible for establishing the annual compensation of the Company's CEO. For the remaining Named Executive Officers and other executives of the Company, the CEO, after consultation with internal or external human resource professionals, recommends compensation levels and specific components of compensation. The Committee reviews these recommendations and adjusts them as it deems appropriate before approving any changes.

     The Committee reviews published compensation surveys covering a wide array of public companies, some larger and some smaller than the Company. In 2006, the Committee relied primarily on the published survey of Watson Wyatt and generally targeted compensation levels between the 50th and 75th percentile of comparable companies. The compensation surveys effectively provide data for subjective review and confirmation of the reasonableness of the salaries paid to Named Executive Officers and other executives. The data also provides the Committee with valid information concerning market pay practices with respect to the pay mix among base salary, annual bonus and long-term incentives. The Committee may diverge from the survey data to recognize exceptional talent and meet local labor market conditions, and may provide other benefits to attract, retain and motivate highly qualified executives.

2006 Executive Compensation Components

     For the fiscal year ended December 31, 2006, the principal components of compensation for Named Executive Officers were:

          o    Base salary;
          o    Performance-based annual incentive compensation;
          o    Long-term equity incentive compensation;
          o    Retirement and similar benefits; and
          o    Other benefits.

Base Salary

     The Committee considers the competitiveness of overall compensation and evaluates the performance of the executive officers and adjusts salaries accordingly. For individuals other than the CEO, adjustments are based on subjective recommendations of the Chairman and the CEO to the Committee of the individual executive's performance and also take into account the profitability of the Company. All recommendations regarding CEO compensation are made by the Committee with no involvement of the CEO or any other member of executive management.

     Base salaries are generally reviewed no sooner than every 12 months and adjusted when deemed necessary. The last salary review for each of the Named Executive Officers was March 1, 2007. The Committee believes that its methodology for determining appropriate base salary adjustments are in accordance with sound compensation principles. The Committee annually reviews published compensation surveys covering a wide array of public companies, and also considers individual and Company performance, historical pay levels of the Named Executive Officers, extraordinary achievements, and the performance evaluations prepared by the CEO on behalf of the other Named Executive Officers.

Performance-Based Annual Incentive Compensation

     The determination as to the portion of the bonus pool awarded to each Named Executive Officer, other than the CEO, is entirely subjective and discretionary based on an evaluation of his or her performance and contribution for the year. The Committee approves the establishment of the bonus pool and the amount. Individual bonus awards, other than for the CEO, are based on recommendations of the CEO and reviewed and approved by the Committee. In 2007, the Committee directed management to develop and implement a performance-based annual incentive plan based on defined and measurable goals. Although the bonus pool is generally utilized for all employee bonuses including the CEO's bonus, the 2006 bonus paid to Mr. S. Borick pursuant to the Incentive Bonus Plan was $0.

     In 2005, the Board of Directors and the shareholders approved an Executive Incentive Bonus Plan (the "CEO Bonus Plan") for Mr. Steven Borick, the Company's President and CEO. THE CEO Bonus Plan was still in effect for fiscal year 2006. The purpose of the CEO Bonus Plan is to provide Mr. S. Borick an incentive to meet the Company's short-term goals. Under the CEO Bonus Plan, Mr. S. Borick is eligible to receive a target incentive of 75% of his annual base salary if the Company's pretax income before executive bonuses ("Pre-Tax Net Income") as defined in the Bonus Plan is equal to 100% of the annual Pre-Tax Net Income target as approved by the Committee. However, if such adjusted pretax income target is not met, the award is reduced such that no bonus is awarded if the Pre-Tax Net Income is less than 66% of the annual Pre-Tax Net Income target. A pro rata interpolated rate will be awarded between 66% and 100% of the annual Pre-Tax Net Income target. If Pre-Tax Net Income is greater than the annual Pre-Tax Net Income target, Mr. S. Borick is eligible for awards that will be interpolated up to 300% of the target incentive with a maximum award in any event of $1,687,500. The CEO Bonus Plan expires by its terms on January 1, 2010.

     With respect to the CEO Bonus Plan, outside compensation consultants were engaged to review and research competitive market salary and bonus data. Based on published compensation survey data, even if Mr. Borick were to receive the maximum payout under this plan, his total cash compensation would fall between the 50th and 75th percentile of all CEO salaries for companies with over 5,000 employees, meaning that his cash compensation will fall within expected market level compensation. The Committee has the right to prospectively amend or terminate the CEO Bonus Plan, but cannot increase the amount of bonus payable in excess of that provided for under the plan formula. The Committee is responsible for the administration of the CEO Bonus Plan. The Committee annually determines whether the target incentive has been achieved and what compensation is payable to Mr. S. Borick. When earned, Mr. S. Borick's bonus award is paid in cash.

Long-Term Equity Incentive Compensation

     On May 9, 2003, the shareholders approved the 2003 Equity Incentive Plan to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to selected key employees, and to promote the success of the Company's business. Pursuant to this plan, the Committee has the authority to approve stock option awards, stock appreciation rights and stock awards. However, the Committee has not approved any stock appreciation rights or stock awards to date. Stock option awards are the only long-term equity incentive award approved by the Committee. In light of the recent changes in accounting for stock compensation, the Committee continues to periodically consider other equity awards and re-evaluates whether such awards are consistent with the compensation philosophy of the Company with the stockholders' interests.

     The Committee subjectively determines the stock option awards to each Named Executive Officer based on a number of factors, including an evaluation of his or her performance and contribution to the Company. The Committee considers pay practices of comparable companies in this determination but does not solely rely on the survey data to identify the appropriate award levels. The stock option awards also take into account the financial performance of the Company without regard to any specified formula.

     Stock option awards generally vest twenty-five percent (25%) per year commencing after one year. Therefore, the stock option awards are not fully vested until after 4 years. However, the Committee retains the authority to grant stock option awards using a different vesting schedule. The Committee prefers time-based vesting because of its effect on the retention of executives. In contrast, the requirements for performance-based vesting could be satisfied in a short period and thereby sacrifice the objective of executive retention.

     The Committee decided in 2007 to set a fixed date for the issuance of stock option awards. Accordingly, future stock option awards will be approved one week after the release of earnings for the first quarter of the fiscal year, provided that all material information that might impact the Company's stock price has been disclosed. For new employees, the Committee may approve a grant on the employee's date of hire or as soon thereafter as is practicable. Further, the Committee reserves the authority to issue additional stock option awards, as it may deem desirable. Pursuant to the 2003 Equity Incentive Plan, the exercise price for all stock options will be set at the stock price on the date of grant. In practice, the Committee generally selects the closing stock price on the date of grant.

Retirement and Similar Benefits

     Under the Company's Supplemental Executive Retirement Plan, the Company entered into Salary Continuation Agreements with its Named Executive Officers. These agreements provide for the Company to pay to the individual, upon ceasing to be employed by the Company for any reason, after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while in the employ of the Company prior to separation from service), a benefit equal to 30% of the individual's final average compensation over the preceding 36 months, paid weekly. Such payments continue for 10 years or until death, if death occurs more than 10 years following the employee's retirement date. Final average compensation only includes base salary for employees.

     Along with all employees, the Named Executive Officers may participate in the Company's Savings and Retirement Plan. The Company makes two types of contributions to this plan for all employees. First, it will make a matching contribution of 50% of the first 4% of before-tax contributions made to the plan, up to the legal limit of $15,000 in 2006. In addition, the Company contributes 1% of the employee's compensation to the plan each year. Company contributions do not vest until after 2 years, at which point 20% of the benefit vests each year until 100% vesting is reached after 6 years of service. In the event of disability, death or retirement, 100% vesting is immediate.

Other Benefits

     The Company provides its Named Executive Officers with incidental benefits that the Committee believes are reasonable and consistent with the competitive market. The primary benefits are an automobile allowance and life insurance benefits. In addition, the Named Executive Officers may participate in the Company's health and welfare benefit plans that are available to other executives and employees.

Employment Agreements

     Effective January 1, 2005, Superior entered into an employment agreement with Mr. Steven J. Borick as President and Chief Executive Officer. The agreement provides for a five year term, a minimum annual base compensation of $750,000, equity compensation commencing March 1, 2006, in the form of an annual stock option grant at fair market value of 120,000 shares per year, an automobile allowance, life insurance and other customary employee benefits. Upon an early termination of the agreement by the Company without cause, Mr. S. Borick will receive one year's base compensation, that is $750,000, in the form of twenty-six biweekly payments. Upon Mr. S. Borick's termination of employment due to a "change in control", as defined in the agreement, Mr. S. Borick shall receive three years base compensation, that is $2,250,000, in the form seventy-eight biweekly payments. There are no other benefits payable in the event of termination or change of control. Also, no other Named Executive Officer has an agreement that provides for severance upon termination or change of control.

Tax Deductibility of Executive Compensation

     To maximize shareholder value, the Committee endeavors to minimize the after-tax cost of compensation, but not in a manner that would compromise our compensation philosophy or objectives. For example, consistent with our compensation philosophy, the Committee structured the CEO's Bonus Plan to be performance based to qualify any payments thereunder as deductible compensation expenses under Section 162(m) of the Internal Revenue Code.

Shareholder Derivative Litigation

     As previously disclosed and more fully discussed in the Company's 2006 Annual Report on Form 10-K, the Company and certain former and current officers and directors were named in two shareholder derivate lawsuits, alleging that the grant dates for a number of stock option awards granted between 1991 and 2002 occurred prior to upward movements in the stock price, that such grants were not properly accounted for in the Company's financial reports and that such grants were not properly disclosed in the Company's SEC filings. To evaluate the merits of these allegations, the Company's management, under the oversight of the Audit Committee of the Board of Directors, and with the assistance of outside counsel and forensic accounting experts, began conducting a comprehensive review of the Company's historical stock option grant practices.

     Interim results from this review determined that there were deficiencies in the process of granting, documenting and accounting for stock options. The Company and its directors and officers have already agreed to correct certain stock option awards in which there is a difference between the price on the correct measurement date and the original exercise price. These agreements apply to all stock options awards that vested or were granted after December 31, 2004. The Company has not compensated its directors and officers for entering into these agreements and has no obligation to do so. However, these agreements may provide the affected directors and officers with the opportunity to avoid unfavorable tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended. Under this new law, certain options with an exercise price that is lower than the price on the correct measurement date will trigger certain adverse tax consequences, including income tax at vesting, a federal excise tax of 20% and interest charges, in addition to standard federal, state and other applicable taxes.

Committee Recommendation

     The Committee has participated in the preparation of this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and has reviewed and discussed it with management. Based on its review, the Committee recommended to the Board of  Directors  and  the  Board  of  Directors  approved  the  inclusion  of this
Compensation Discussion and Analysis in this Proxy Statement and the incorporation of it by reference in the Company's Annual Report on Form 10-K.

                                   BY THE COMPENSATION AND BENEFITS COMMITTEE OF THE BOARD OF DIRECTORS

                                           V. Bond Evans - Committee  Chair
                                           Sheldon I. Ausman
                                           Philip W. Colburn
March 16, 2007                             Michael J. Joyce

Executive Compensation Tables

Table 1 - Summary Compensation Table

     Table 1 below summarizes the total compensation paid or earned by each of the Company's Named Executive Officers for the fiscal year ended December 31, 2006.

------------------------------------------------------------------------------------------------------------------------------------
       (a)                 (b)      (c)        (d)        (e)        (f)          (g)           (h)           (I)           (j)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             Change in
                                                                                           Pension Value
                                                                                                and
                                                                              Non-Equity   Nonqualified
                                                                               Incentive     Deferred
                                                        Stock      Option         Plan     Compensation   All Other
      Name and                     Salary     Bonus    Award (1)   Awards (2)  Compensation  Earnings (3) Compensation     Total
 Principal Position        Year      $          $         $           $            $             $          (4) $           $
------------------------------------------------------------------------------------------------------------------------------------
Steven J. Borick           2006   $750,006   $    --     --      $1,613,621   $        0    $  102,611   $   38,348      $2,504,586
President & Chief
Executive Officer
------------------------------------------------------------------------------------------------------------------------------------

R. Jeffery Ornstein        2006   $252,200   $ 7,500     --      $   51,148           --    $   34,631   $   14,748      $  360,227
Vice President &
Chief Financial Officer
------------------------------------------------------------------------------------------------------------------------------------

James M. Ferguson          2006   $230,526   $ 7,500     --      $  133,800           --    $   14,352   $   14,748      $  400,926
Sr. Vice President -
Global Sales
------------------------------------------------------------------------------------------------------------------------------------

Michael J. O'Rourke        2006   $194,820   $ 7,500     --      $  136,167           --    $    8,299   $   14,748      $  361,534
Sr. Vice President -
Sales & Administration
------------------------------------------------------------------------------------------------------------------------------------

Emil J. Fanelli            2006   $160,534   $ 5,000     --      $   48,781           --    $   27,526   $   12,869      $  254,710
Vice President &
Corporate Controller
------------------------------------------------------------------------------------------------------------------------------------

Daniel L. Levine (5)       2006   $ 65,263   $    --     --      $   15,137           --    $      705   $    2,941      $   84,046
Vice President, Treasurer
& Corporate Secretary
------------------------------------------------------------------------------------------------------------------------------------

(1)  The Company has granted neither stock appreciation rights nor stock awards.

(2) Reflects the amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant the Company's stock option plans, and thus may include amounts from awards in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 12 to the Company's audited financial statements for the fiscal year ended December 31, 2006 included in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

(3) Reflects the amounts of the actuarial increase in the present value of each Named Executive Officer's benefits under the Company's Supplemental Executive Retirement Plan ("Plan), determined using the same assumptions used for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 25, 2005, as reflected in Note 9 to the Company's audited financial statements referred to in footnote (2) above. With the exception of Mr. Fanelli, who will be vested in the Plan in 2008, the Named Executive Officers are vested in the Plan and thus are entitled to receive such amounts upon retirement. There are no nonqualified deferred compensation arrangements with the Named Executive Officers.

(4) The amounts shown include car allowances, matching contributions allocated by the Company to each Named Executive Officer pursuant to the employee retirement savings plan, and the value attributable to life insurance premiums paid by the Company on behalf of the Named Executive Officers. The only single item exceeding $10,000 in the amounts shown was an annual car allowance paid monthly to Mr. S. Borick, totaling $36,000.

(5) Mr. Levine voluntarily terminated his employment with the Company on April 7, 2006. Accordingly, the amounts shown represent the various components of compensation through that date.

Table 2 - Grants of Plan Based Awards

     Table 2 below summarizes the total stock option awards granted to each of the Company's Named Executive Officers for the fiscal year ended December 31, 2006.

------------------------------------------------------------------------------------------------------------------------------------
       (a)             (b)       (c)        (d)        (e)        (f)      (g)     (h)      (I)        (j)       (k)         (l)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          All Other    All
                                                                                        Stock Awards: Other
                                                                                           Number     Option
                                                                                             of       Awards:  Exercise   Grant Date
                                 Estimated Possible Payouts    Estimated Future Payouts    Shares     Number     Base     Fair Value
                                   Under Non-Equity Plan      Under Equity Incentive Plan    of         of      Price      of Stock
                                           Awards                         Awards           Stock    Securities    of          and
                              -----------------------------------------------------------    or     Underlying  Option       Option
                       Grant  Threshold    Target    Maximum   Threshold  Target  Maximum  Units (2) Options    Awards      Awards
       Name            Date        $          $          $         #        #        #        #        #     $/Share (3)      $
------------------------------------------------------------------------------------------------------------------------------------
Steven J. Borick (1)          $  371,739 $  562,500 $1,687,500     --       --       --       --
                      11/2/06         --         --         --     --       --       --       --     200,000  $    17.56  $1,004,540
                     03/01/06         --         --         --                                       120,000  $    21.97  $  755,676

R. Jeffrey Ornstein   11/2/06         --         --         --     --       --       --       --      25,000  $    17.56  $  125,568

James M. Ferguson     11/2/06         --         --         --     --       --       --       --      30,000  $    17.56  $  150,681

Michael J. O'Rourke   11/2/06         --         --         --     --       --       --       --      35,000  $    17.56  $  175,795

Emil J. Fanelli       11/2/06         --         --         --     --       --       --       --      20,000  $    17.56  $  100,454

Daniel L. Levine           --         --         --         --     --       --       --       --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------

     (1) The actual 2006 non-equity plan award paid to Mr. S. Borick under the Executive Annual Incentive Plan was $0.

     (2) The Company has granted neither stock appreciation rights nor stock awards.

     (3) The exercise price reflects corrections made pursuant to the agreements discussed within the Compensation Discussion and Analysis under the subheading "Shareholder Derivative Litigation" in this Proxy Statement.

Table 3 - Outstanding Equity Awards

     Table 3 on the following page summarizes the total outstanding equity awards for each of the Company's Named Executive Officers as of December 31, 2006.


------------------------------------------------------------------------------------------------------------------------------------
                                        Option Awards                                              Stock Awards (3)
------------------------------------------------------------------------------------------------------------------------------------
        (a)              (b)           (c)           (d)          (e)        (f)        (g)        (h)          (I)          (j)
                                                                                                                            Equity
                                                                                                                          Incentive
                                                                                                               Equity        Plan
                                                                                                             Incentive     Awards:
                                                    Equity                                                      Plan      Market or
                                                   Incentive                                      Market       Awards:      Payout
                                                     Plan                              Number    Value of     Number of    Value of
                                                    Awards:                           of Shares   Shares      Unearned     Unearned
                                    Number of      Number of                          or Units   or Units      Shares,      Shares,
                       Number of    Securities    Securities                          of Stock   of Stock      Units or    Units or
                      Securities    Underlying    Underlying                            That       That         Other        Other
                      Underlying    Unexercised   Unexercised   Option                  Have       Have      Rights That Rights That
                      Unexercised   Options (#)    Unearned    Exercise     Option      Not        Not        Have Not     Have Not
                      Options (#)  Unexercisable   Options    Price ($)   Expiration   Vested     Vested       Vested       Vested
      Name            Exercisable       (1)           (#)        (2)         Date       (#)        ($)          (#)          ($)
------------------------------------------------------------------------------------------------------------------------------------
Steven J. Borick              --      200,000         --       $ 17.56     08/09/16      --         --           --           --
                              --      120,000         --       $ 21.97     03/01/16      --         --           --           --
                         150,000           --         --       $ 25.00     03/23/15      --         --           --           --
                          50,000       50,000         --       $ 34.08     04/30/14      --         --           --           --
                         150,000       50,000         --       $ 43.22     12/19/13      --         --           --           --
                          50,000           --         --       $ 42.75     10/09/12      --         --           --           --
                          60,000           --         --       $ 36.87     09/20/11      --         --           --           --
                          60,000           --         --       $ 32.25     09/20/10      --         --           --           --
                          10,000           --         --       $ 26.19     09/24/09      --         --           --           --
                          25,000           --         --       $ 25.75     03/19/09      --         --           --           --
                           2,000           --         --       $ 25.19     09/03/08      --         --           --           --

R. Jeffrey Ornstein           --       25,000         --       $ 17.56     08/09/16      --         --           --           --
                          25,000           --         --       $ 25.00     03/23/15      --         --           --           --
                           1,250        1,250         --       $ 34.08     04/30/14      --         --           --           --
                           3,750        1,250         --       $ 43.22     12/19/13      --         --           --           --
                           5,000           --         --       $ 42.75     10/09/12      --         --           --           --
                           5,000           --         --       $ 36.87     09/20/11      --         --           --           --
                           2,500           --         --       $ 32.25     09/20/10      --         --           --           --
                           1,250           --         --       $ 26.19     09/24/09      --         --           --           --

James M. Ferguson             --       30,000         --       $ 17.56     08/09/16      --         --           --           --
                          25,000           --         --       $ 25.00     03/23/15      --         --           --           --
                           3,750        3,750         --       $ 34.08     04/30/14      --         --           --           --
                          11,250        3,750         --       $ 43.22     12/19/13      --         --           --           --
                          10,000           --         --       $ 42.75     10/09/12      --         --           --           --
                          10,000           --         --       $ 36.87     09/20/11      --         --           --           --
                           7,500           --         --       $ 32.25     09/20/10      --         --           --           --
                           5,000           --         --       $ 26.19     09/24/09      --         --           --           --
                           5,000           --                  $ 25.19     09/03/08      --         --           --           --
                           3,000           --                  $ 25.25     04/14/07      --         --           --           --

Michael J. O'Rourke           --       35,000         --       $ 17.56     08/09/16      --         --           --           --
                          25,000           --         --       $ 25.00     03/23/15      --         --           --           --
                           3,750        3,750         --       $ 34.08     04/30/14      --         --           --           --
                          11,250        3,750         --       $ 43.22     12/19/13      --         --           --           --
                          10,000           --         --       $ 42.75     10/09/12      --         --           --           --
                          10,000           --         --       $ 36.87     09/20/11      --         --           --           --
                           7,500           --         --       $ 32.25     09/20/10      --         --           --           --
                           5,000           --         --       $ 26.19     09/24/09      --         --           --           --
                           5,000           --                  $ 25.19     09/03/08      --         --           --           --
                           3,000           --                  $ 25.25     04/14/07      --         --           --           --

Emil J. Fanelli               --       20,000         --       $ 17.56     08/09/16      --         --           --           --
                          15,000           --         --       $ 25.00     03/23/15      --         --           --           --
                           1,250        1,250         --       $ 34.08     04/30/14      --         --           --           --
                           3,750        1,250         --       $ 43.22     12/19/13      --         --           --           --
                           3,750           --         --       $ 42.75     10/09/12      --         --           --           --
                           2,500           --         --       $ 42.77     05/14/11      --         --           --           --
                             750           --         --       $ 32.25     09/20/10      --         --           --           --

Daniel L. Levine              --           --         --            --           --      --         --           --           --
--------------------------------------------------------------------------------------------------------------------------------

     (1) All unexercisable options vest at a rate of 25% per year over the first four years of the ten-year option term.

     (2) The option exercise price reflects corrections made pursuant to the agreements discussed within the Compensation Discussion and Analysis under the subheading "Shareholder Derivative Litigation" in this Proxy Statement. In addition, it includes corrected option exercise prices for stock option awards that vested prior to January 1, 2005. The Company intends to request that the Name Executive Officers enter into written agreements to memorialize their consent to reprice such vested stock option awards.

     (3) The Company has granted neither stock appreciation rights nor stock awards.

Table 4 - Option Exercises and Stock Vested

     None of the Company's Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2006 and the Company has granted neither stock appreciation rights nor stock awards.

Table 5 - Pension Benefits

     Table 5 below summarizes the present value of benefits under the Company's Supplement Executive Retirement Plan (the "Plan") for each of the Company's Named Executive Officers as of December 31, 2006.

---------------------------------------------------------------------------------------------------
       (a)                              (b)                       (c)           (d)           (e)
---------------------------------------------------------------------------------------------------
                                                                Number        Present      Payments
                                                               of Years      Value of       During
                                                               Credited     Accumulated      Last
                                       Plan                   Service (1)   Benefit (2)     Fiscal
      Name                             Name                       (#)           ($)        Year ($)
---------------------------------------------------------------------------------------------------
Steven J. Borick      Supplemental Executive Retirement Plan       --       $1,285,865   $       --

R. Jeffrey Ornstein   Supplemental Executive Retirement Plan       --       $  832,596   $       --

James M. Ferguson     Supplemental Executive Retirement Plan       --       $  514,583   $       --

Michael J. O'Rourke   Supplemental Executive Retirement Plan       --       $  205,819   $       --

Emil J. Fanelli       Supplemental Executive Retirement Plan       --       $  524,024   $       --

Daniel L. Levine      Supplemental Executive Retirement Plan       --       $  213,087   $       --
---------------------------------------------------------------------------------------------------

     (1) "Years of credited service" does not apply to supplemental retirement plans. With the exception of Mr. Fanelli, who will vest in the Plan in 2008, the Named Executive Officers are fully vested in the Plan and thus are entitled to receive such benefits upon retirement in accordance with the terms of the Plan.

     (2) Represents the present value of accumulated benefits payable to each of the Named Executive Officers, under the Company's Plan, determined using the same assumptions used for financial statement reporting purposes for the fiscal year ended December 31, 2006, as reflected in
          Note 9 to the Company's audited financial statements.

Table 6 - Nonqualified Deferred Compensation

     The Company has no deferred compensation arrangements with the Named Executive Officers.

     Upon early termination of his Executive Employment Agreement ("Agreement") by the Company without cause, Mr. S. Borick will receive one year's base compensation, paid bi-weekly. Upon Mr. S. Borick's termination of employment due to a "change in control", as defined in the Agreement, he shall receive three years base compensation, paid bi-weekly over a thirty-six month period. As of December 31, 2006, Mr. S. Borick's annual base compensation was $750,000.

Table 7 - Director Compensation

     Table  7  below  summarizes  the  compensation   paid  by  the  Company  to
non-employee Directors for the fiscal year ended December 31, 2006.


---------------------------------------------------------------------------------------------------------------
        (a)              (b)          (c)         (d)            (e)          (f)           (g)           (h)
                                                                          Change in
                                                                           Pension
                                                                          Value and
                        Fees                                 Non-Equity  Nonqualified
                     Earned or                                Incentive    Deferred         All
                      Paid in        Stock       Option         Plan     Compensation    Other (6)
                      Cash (2)     Awards (3)  Awards (4)   Compensation Earnings (5)  Compensation     Total
     Name (1)           ($)           ($)         ($)            ($)         ($)            ($)          ($)
---------------------------------------------------------------------------------------------------------------
Sheldon I. Ausman    $   49,417       --       $    9,465        --      $        0     $        0   $   58,882

Louis L. Borick      $  300,000       --       $   94,651        --      $   97,172     $1,207,831   $1,699,655

Raymond C. Brown     $   31,917       --       $    9,465        --      $        0     $   85,322   $  126,704

Phillip W. Colburn   $   47,917       --       $    9,465        --      $        0     $        0   $   57,382

V. Bond Evans        $   38,917       --       $    9,465        --      $        0     $        0   $   48,382

Michael J. Joyce     $   36,917       --       $    9,465        --      $        0     $        0   $   46,382

Jack H. Parkinson    $   44,917       --       $    9,465        --      $        0     $        0   $   54,382
---------------------------------------------------------------------------------------------------------------

     (1)  Mr. Steven J. Borick,  President and Chief Executive Officer,  and Mr.
          R. Jeffrey Ornstein, Vice President and Chief Financial Officer, are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation received by Messrs. S. Borick and Ornstein is shown in Table 1 - Summary Compensation Table.

     (2)  During 2006, all non-employee Directors of the Company, except for Mr.
          L. Borick, were each compensated $25,000 as an annual retainer fee and $1,000 for each Board meeting attended. Additionally, they received $1,000 for each committee meeting attended, or $1,500 for each committee meeting chaired.

     (3) The Company has granted neither stock appreciation rights nor stock awards.

     (4) Reflects the amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant the Company's stock option plans, and thus may include amounts from awards in and prior to 2006. Assumptions used in the calculation of these amounts are included in
          Note 12 to the Company's audited financial statements for the fiscal year ended December 31, 2006 included in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. As of December 31, 2006, each Director has the following number of options outstanding: Sheldon I. Ausman: 13,500; Louis L. Borick:
          500,000; Raymond C. Brown: 17,500; Phillip W. Colburn: 17,500; V. Bond
          Evans: 17,500; Michael J. Joyce: 5,000; and Jack C. Parkinson: 17,500. Options granted to Directors generally vest one year from the date of grant.

     (5) Reflects the amounts of the actuarial increase in the present value of each named executive officer's benefits under the Company's Supplemental Executive Retirement Plan ("Plan"), determined using the same assumptions used for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 25, 2005, as reflected in Note 9 to the Company's audited financial statements referred to in footnote (2) above. Due principally to an increase in the discount rate to 5.75% in 2006 from 5.50% in 2005, the change in accumulated pension benefit decreased by the indicated amounts for the following individuals: Sheldon I. Ausman: $(2,466); Raymond C. Brown:
          $(38,847);  Phillip C. Colburn: $(1,936); V. Bond Evans: $(2,703); and
          Jack H. Parkinson: $(1,800). Mr. Joyce will be included in the Plan in 2007. All of the other Directors are fully vested in the Plan as of December 31, 2006. Information regarding the Plan can be found under the subheading "Retirement and Similar Benefits" on page 16 of this Proxy Statement. There are no nonqualified deferred compensation arrangements with the non-employee Directors.

     (6) On January 1, 2005, the Company entered into a Services Agreement with Mr. Louis L. Borick as Chairman of the Board, following the termination of his services as Chief Executive Officer under his 1994 Employment Agreement. The Services Agreement provided annual compensation of $300,000, use of a company automobile, medical and dental benefits, and life insurance under a split dollar arrangement for a face value of $2,500,000. However, as a result of the Sarbanes-Oxley Act, the Company has decided not to pay such premiums, but rather to reimburse Mr. L. Borick for his payment of the premiums.

          Effective January 1, 2005, pursuant to the termination of services as Chief Executive Officer provision of his 1994 Employment Agreement, Mr. L. Borick also began receiving annual compensation equal to his annual base compensation as of December 31, 2004 of $1 million. He will receive this amount, paid bi-weekly, for a period up to a maximum of five years. Beginning in the sixth year, and continuing for a maximum of ten years, Mr. L. Borick will receive one-half of such amount, paid bi-weekly. Effective March 1, 2007, Mr. L. Borick's Services Agreement was amended to change his annual compensation from $300,000 to the same compensation plan applicable to all non-employee directors. Mr. Brown, retired Senior Vice President of the Company, began receiving payments under the Supplement Executive Retirement Plan in January 1998.

                                   AUDIT FEES

     The aggregate fees billed by the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, for professional services in connection with the annual audit and reviews of the quarterly financial statements, including recurring fees for work associated with Section 404 of the Sarbanes-Oxley Act, during the fiscal years ended December 31, 2006 and 2005 were $950,000 and $995,000, respectively.

                               AUDIT RELATED FEES

     There aggregate fees billed by the Company's independent registered public accounting firm for professional services in connection with other audit related matters during the fiscal years ended December 31, 2006 and 2005 were $325,000 and $0, respectively.

                                    TAX FEES

     The aggregate fees billed by the Company's independent registered public accounting firm for professional tax services rendered in 2006 and 2005, were $0 and $30,000, respectively. Tax fees consist of fees billed for professional services rendered for tax compliance, advice and planning. Such services included review of tax provisions, tax asset and liability accounts, original and amended tax returns refund claims.

                                 ALL OTHER FEES

     There were no fees billed by the Company's independent registered public accounting firm for any other services provided by the Company's outside auditors during the fiscal years ended December 31, 2006 and 2005.

     The Audit Committee pre-approves all audit-related and all permissible non-audit services performed by the Company's independent registered public accounting firm.

                             AUDIT COMMITTEE REPORT

     The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2006, and the notes thereto.

     The Audit Committee reviewed and discussed with management the Company's audited financial statements for the fiscal year ended December 31, 2006 and the notes thereto.

     The Audit Committee discussed with, PricewaterhouseCoopers LLP, the independent auditors for the Company, the matters required to be discussed by Statement on Accounting Standards No. 61 (Communications with Audit Committees). The Audit Committee also received and discussed with PricewaterhouseCoopers LLP the matters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) including the independence of PricewaterhouseCoopers LLP from the Company.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

                                        THE AUDIT COMMITTEE OF
                                        THE BOARD OF DIRECTORS

                                             Sheldon I. Ausman - Committee Chair
                                             Philip W. Colburn
April 9, 2007                                Margaret S. Dano

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Superior's officers and directors, and persons who beneficially own more than 10% of a registered class of Superior's equity securities, to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Superior with copies of all Forms 3, 4 and 5 that they file. Based solely on Superior's review of the copies of such forms it has received and written representation from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, Superior believes that all its officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2006, provided that the following filing was not timely: Mr. Joyce's filing of Form 3 and Mr. Ferguson's filing of Form 4.

        SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders who wish to present proposals for action complying with appropriate SEC and proxy rules at the 2008 Annual Meeting of Shareholders must give written notice thereof to the Secretary of the Company at 7800 Woodley Avenue, Van Nuys, California 91406. SEC rules currently require that such notice be given by January 5, 2008 in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting. With respect to proposals to be brought before the shareholders at the 2008 Annual Meeting of Shareholders other than through inclusion in the Company's Proxy Statement, the Company must have notice of such proposals by January 23, 2008 with respect to director nomination proposals, and with respect to all other matters, March 20, 2008, or the Company's proxy for such meeting will confer discretionary authority to vote for such matters.

                          ANNUAL REPORT TO SHAREHOLDERS
                                AND OTHER MATTERS

     Management has selected PricewaterhouseCoopers LLP as the Company's auditors for 2007. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions.

     Management does not know of any matters to be presented to the Annual Meeting other than those described above. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters, and discretionary authority to do so is included in the proxy.

     The Company's Annual Report to Shareholders, which was mailed to shareholder with or preceding this Proxy Statement, contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the "Compensation Discussion and Analysis" and the "Audit Committee Report" shall not be deemed filed with the SEC or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT TO SHAREHOLDERS FOR 2006 AND ITS ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, FILED WITH THE SEC FOR FISCAL YEAR 2006 TO ANY BENEFICIAL OWNER OF SUPERIOR COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO SUPERIOR INDUSTRIES INTERNATIONAL, INC., 7800 WOODLEY AVENUE, VAN NUYS, CALIFORNIA 91406 ATTENTION: VICE PRESIDENT & CFO.

                                      SUPERIOR INDUSTRIES INTERNATIONAL, INC.
                                      By: Louis L. Borick, Chairman of the Board

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                 REVOCABLE PROXY
                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

                           PROXY FOR ANNUAL MEETING OF
                          SHAREHOLDERS -- MAY 24, 2007

     The undersigned hereby appoints R. JEFFREY ORNSTEIN and ROBERT A. EARNEST, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of SUPERIOR INDUSTRIES INTERNATIONAL, INC., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Thursday, May 24, 2007 at 10:00 A.M., and at any and all postponements and adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat.

                                                                  With-  For All
                                                            For   hold   Except
1. The election as directors.                               [_]   [_]     [_]
   Nominees: Sheldon I. Ausman
             V. Bond Evans
             Michael J. Joyce


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

                                                            For  Against Abstain
2. Approval of  Shareholder  Proposal to change             [_]    [_]     [_]
   voting standard for director elections if properly presented at the Annual Meeting.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.                       [_]

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND AGAINST THE APPROVAL OF PROPOSAL 2.

THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO FEBRUARY 27, 2007.

                                                        ------------------------
         Please be sure to sign and date                | Date                 |
           this Proxy in the box below.                 |                      |
--------------------------------------------------------------------------------
|                                                                              |
|                                                                              |
-----------Shareholder sign above----------Co-holder (if any) sign above-------

--------------------------------------------------------------------------------
    Detach above card, sign, date and mail in postage paid envelope provided.

                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.

--------------------------------------------------------------------------------
                               PLEASE ACT PROMPTLY
                     SIGN, DATE &MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

----------------------------------

----------------------------------

----------------------------------